News Release

Worksport Grows Portfolio of Intellectual Property Assets with its Most Valuable Patent Awarded to Date

Worksport Ltd. has been successfully granted all claims by the United States Patent and Trademark Office (USPTO) in its most recent and most valuable patent application to date.

TORONTO, CANADA -November 25th, 2019- Earlier last week Worksport Ltd., the lead investment and subsidiary of Franchise Holdings International (OTCQB: FNHI), received official notice that their recently submitted ‘‘Alpha’’ patent application—as it has been referred to internally—has reached a pivotal milestone. The USPTO granted all claims that were made in the application; a patent application relating to new technologies that will be utilized in a new line of products to be offered by Worksport. With the claims now fully approved, Worksport is set to pay the UPSTO filing fees, and the patent is then expected to publish within the year. The most valuable asset in the Corporation’s growing intellectual property asset portfolio, this patent is of incredible significance not only for Worksport product users, but for shareholders and future investors alike.

The ‘Alpha’ patent was drafted over the course of three years with an incredible degree of care and fine-tuned attention to detail, ensuring infallible strength in terms of the patent’s security, enforceability and opportunity for monetization. This patent is a significant advancement for Worksport, further propelling into motion the plans for innovative and technologically advanced additions to the Worksport product line—innovations that are already well underway and visible on the horizon. The ‘‘Alpha’’ patent protects a number of inventive new features that will be versatile in nature, enabling each product user to make unique modifications for their specific needs. These new innovations will transform the conventional tonneau cover into a customizable system for each individual lifestyle, setting Worksport apart from its competitors.

Earlier this week FNHI announced that Worksport is officially set to release information regarding the forthcoming TerraVis product line, a groundbreaking new innovation that integrates tonneau covers with the power of solar technology. Worksport has applied for the official TerraVis word mark, which is expected to be granted by the USPTO within the year, and plans to release further information on TerraVis in the very near future. The ‘Alpha’ patent that has been granted refers to the ‘‘Alpha’ product. However, the ‘Alpha’ product—a component of the TerraVis system—is soon to be renamed by the Corporation and will not be utilized as an official product name.

Following this recently awarded ‘Alpha’ patent, Worksport has a series of additional patent applications currently in process and also intends to request continuations on the ‘Alpha’ patent. This would allow the patent to branch out into multiple assets, each of which will, in turn, create additional value within the Corporations overall asset portfolio. Each of these patent continuations will hone in on one very specific and particularly inventive aspect of the technology in question, further securing the intellectual property. According to FNHI’s CEO, Steven Rossi, “one of the mandates of Worksport is to build out a comprehensive patent asset portfolio. Our intellectual property will be enforceable, monetizable, and we will protect our intellectual property with the utmost vigor.”

As Worksport’s portfolio of intellectual property patents continues to grow, FNHI is confident that these patents will strengthen Worksports validity as a provider of innovative, versatile and reliable pick-up truck products, and will further secure a favourable market valuation. Worksport is seeking investment capital in relation to the ‘Alpha’ patent and forthcoming TerraVis product line, and FNHI encourages investors and shareholders to stay attuned to important announcements from Worksport in the near future.

About Worksport:

Worksport Ltd. is a fully owned subsidiary and the current lead investment of FNHI. Worksport is a manufacturer of high quality, cost effective tonneau covers and accessories for trucks. It designs and produces hard-working and affordable pick-up truck gear for both work and sport. The company’s product line is versatile and future-focussed, meeting a substantial need within the market. Worksport offers traditional products that are both affordable and dependable, while also offering innovative and sophisticated variations that the pick-up truck market currently lacks. Worksport currently serves customers in Canada and the United States. For more information visit www.worksport.com.

About Franchise Holdings International:

Listed on the OTCQB Market under the trading symbol ‘FNHI’ and currently in the process of a dual listing on a Canadian Stock Exchange, Franchise Holdings International’s strategy is to acquire business in the fastest growing segments, creating shareholder value in the process. Once a business of interest is acquired, FNHI’s mission is to further develop and accelerate the growth for all acquired subsidiaries. Currently the Corporation has one fully owned subsidiary, Worksport Ltd.

Contact:

Mr. Steven Rossi

CEO & Director

Franchise Holdings International.

T: 1-888-554-8789

E: Investors@franchiseholdingsinternational.com

Forward-Looking Statements

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